Exhibit 99.1

OCTOBER 14, 2002

SAUER-DANFOSS INC. REDUCES EARNINGS GUIDANCE

AMES, Iowa, USA, October 14, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it was reducing its earnings guidance for the full year to $0.30 to $0.40 per share from its previous earnings guidance of  $0.40 to $0.55 per share for 2002.  The Company expects to report a third quarter 2002 loss per share in the range of $0.01 to $0.03, compared to the consensus estimate of $0.06 earnings per share.

“Our lowered expectations are primarily driven by two factors,” explained    David J. Anderson, Sauer-Danfoss’ President and Chief Executive Officer.  “Our markets, both in the U.S. and Europe, continue to remain weak with no sign of an upturn for the balance of this year.  This is in contrast to the indication of an improvement we were seeing just a few months ago.  In addition, our third quarter results were impacted by two large warranty claims which in total had a one-time pre-tax impact of approximately $1.8 million.”

Anderson concluded, “We are continuing our efforts to reduce fixed costs and capital expenditures, allowing us to generate strong cash flow.”

Sauer-Danfoss will provide further details when the Company reports third quarter results on October 30, 2002.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  More details online at www.sauer-danfoss.com.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

This press release contains “forward-looking statements”, statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company’s interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; major customers’ product and program development plans and the Company’s role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing;  labor relations; the Company’s execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com